Exhibit 10.1

EMERGE ENERGY SERVICES LP

5600 Clearfork Main Street, Suite 400

Fort Worth, Texas 76109

April 23, 2019

William L. Transier

Transier Advisors, LLC

12128 Madeleine Circle

Dallas, TX 75230

Re:                             Non-Employee Director Compensation

Dear Mr. Transier:

As duly approved by the Board of Directors (the “Board”) of Emerge Energy Services GP LLC (the “General Partner”), the general partner of Emerge Energy Services LP (the “Partnership” and, together with the General Partner, the “Company”), this letter confirms the terms of your appointment as a member of the Board.

As a member of the Board, you (or, the “Director”) will receive the following compensation and benefits during the term of this letter agreement: (i) reimbursement for all reasonable and documented out-of-pocket expenses incurred by you in connection with your service to the Company in accordance with the Company’s applicable policies; and (ii) annual cash compensation of $360,000.00, payable in equal monthly installments in advance of the applicable month of service (the “Annual Retainer”).  In the event that (i) your service as a member of the Board is terminated by the Company without “Cause” (as defined below) within the period that is nine months from the date hereof and (ii) within ten days following such termination date, you execute and deliver to the Company a general release of claims in the form attached hereto as Exhibit A (but updated to reflect any changes or updates in applicable law), then the Company shall, within two (2) business days following the date on which you deliver to the Company such general release of claims, (1) pay to you a lump sum payment equal to (x) $270,000 less (y) all amounts already paid to you hereunder (including any portion of the Annual Retainer but excluding any amounts paid as reimbursement for reasonable and documented out-of-pocket expenses) prior to the date of such termination, and (2) execute and deliver to you a general release of claims in the form attached hereto as Exhibit B (but updated to reflect any changes or updates in applicable law).  For the avoidance of doubt, should your service as a member of the Board be terminated by the Company for Cause, due to your resignation for any reason, or due to your death or disability, in any case, within the period that is nine months from the date hereof, then you shall not be entitled to the payment described in the preceding sentence.  In addition, you will be covered by the Company’s directors’ and officers’ insurance policy and the Company’s existing indemnification and similar protections under the applicable organizational documents.

For purposes of this Agreement, “Cause” means the occurrence of any of the following, as affirmatively determined by a majority of the members of the Board who qualify as “independent”

under the listing standards of the New York Stock Exchange (collectively, the “Independent Directors”) in their good faith and reasonable judgment: (i) willful and continued refusal to perform your duties, other than by reasons of disability, (ii) committing an act constituting a felony under state or federal law, (iii) engaging in an act of fraud, dishonesty or gross misconduct in connection with the business of the Company or its affiliates, or (iv) theft or misappropriation, or attempted theft or misappropriation, of funds, property or a business opportunity from the Company or its affiliates; provided, however, that in the case of clauses (i) and (iv) of the preceding portion of this sentence, the Independent Directors shall have given you at least 30 days’ notice of their initial determination that your conduct may provide the Company with a basis for terminating your service for “Cause,” and you shall be provided with a reasonable opportunity during the 30-day period following such notice to cure the conditions that are the alleged basis for terminating your service for “Cause.”

Our expectation is that the Board (or any committee thereof) will meet as frequently as is necessary given the circumstances of the Company.  It is our expectation that you will participate in those meetings, which attendance may be telephonic.  These meetings will not be compensable time.

Your service on the Board will be in accordance with, and subject to, the organizational documents of the Company and applicable law concerning the service of directors in the state of Delaware, as the same may be further amended from time to time.  Moreover, a member of the Board may resign or be removed by the members of the General Partner at any time, with or without cause, in which event this letter agreement shall, subject to the payment provisions set forth above, terminate as of the date of such resignation or removal, except as specifically provided herein.

The Company and the Director each acknowledge that in order for the Director to perform his duties as a director of the Company, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affiliates, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company or its affiliates (“Confidential Information”).  The Director covenants that he shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except (i) as required by law, (ii) pursuant to a subpoena or order issued by a court, governmental body, agency or official, or (iii) to the extent such information (A) is generally known to the public (other than as a result of a disclosure by Director in violation of this letter agreement), (B) was known to the Director on a non-confidential basis prior to its disclosure to the Director by the Company, (C) was obtained by the Director on a non-confidential basis from a third party (other than the Company or any affiliate thereof) which, to Director’s knowledge, was not prohibited from disclosing such information to the Director pursuant to any contractual, legal or fiduciary obligation, or (D) was independently derived by the Director without any use of Confidential Information.   With respect to clause (i) and (ii) above, the Director will, to the extent commercially practicable and permitted by law, notify us promptly in writing (which may be via email) so that we may seek, at the sole expense of the Company, a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement.  In the event that no such protective order or other remedy is obtained, or that we waive compliance with the terms of this letter agreement, the

Director will be permitted to furnish only that portion of the Confidential Information that you are advised by legal counsel (which may be internal counsel) is legally required or requested to be furnished and will exercise your commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information.  This paragraph shall continue in effect after the Director has ceased acting as a Director of the Company.  Notwithstanding the foregoing, nothing herein is intended to or shall prevent the Director from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Director’s attorney or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this letter is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

In accepting this offer, you are representing to us that you do not know of any conflict or legal prohibition that would restrict you from becoming, or could reasonably be expected to preclude you from remaining a director of the General Partner.

The waiver by either party of the breach of any provision of this letter agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

The rights and benefits of the Company under this letter agreement shall not be transferable except by operation of law without Director’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns.  The duties and obligations of the Director under this letter agreement are personal and therefore the Director may not assign any right or duty under this letter agreement without the prior written consent of the Company.

No amount that is deferred compensation subject to Section 409A of the Internal Revenue Code, as amended (the “Code”) shall be payable pursuant to this letter upon a termination of service unless your termination of service constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Section 409A”). For purposes of Section 409A, your right to receive any installment payments under this letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

This letter agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), heirs and personal legal representatives.  The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company to expressly to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

You and the Company acknowledge that this letter agreement is governed by and shall be construed in accordance with laws of the state of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the state of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the state of New Jersey.

This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter must be accepted within five business days of the date set forth above, and it may not be modified or amended (or any term or provision waived) except by a written agreement, signed by a duly authorized representative of the Company and by you.

We look forward to working with you.

Very truly yours,

Emerge Energy Services GP LLC

By:	/s/Richard J. Shearer
Name:	Richard J. Shearer
Title:	Chief Executive Officer

Emerge Energy Services LP

By: Emerge Energy Services GP LLC

By:	/s/Richard J. Shearer
Name:	Richard J. Shearer
Title:	Chief Executive Officer

[Signature page continues on following page]

ACCEPTED AND AGREED

I hereby consent to be designated as a member of the Board and agree to so serve, subject to the terms and conditions set forth herein.

/s/William L. Transier
William L. Transier

Dated: April 23, 2019

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Emerge Energy Services GP LLC (the “General Partner”), Emerge Energy Services LP (the “Partnership” and, together with the General Partner, the “Company”) and their respective partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the service or termination of service of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of service; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the service of the undersigned; and any alleged violation of any federal, state or local statute or ordinance.  Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to the payments provided in exchange for this Release under that certain Non-Employee Director Compensation Agreement, effective as of April 23, 2019, between the Company and the undersigned, (ii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (iv) to any Claims which cannot be waived under applicable law, (v) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, or (vi) arising out of (a) the Company’s intentional, willful or gross misconduct or (b) the Company’s fraud or breach of fiduciary duty.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

Notwithstanding anything herein, the undersigned acknowledges and agrees that, pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this      day of            ,     .

EXHIBIT B

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned do hereby release and forever discharge the “Releasees” hereunder, consisting of William L. Transier and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the service or termination of service of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of service; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the service of the undersigned; and any alleged violation of any federal, state or local statute or ordinance.  Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned arising out of (i) Mr. Transier’s intentional, willful or gross misconduct or (ii) Mr. Transier’s fraud or breach of fiduciary duty.

The undersigned represent and warrant that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agree to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agree that if the undersigned hereafter commence any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agree to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understand and agree that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Release this      day of            ,     .

Emerge Energy Services GP LLC

By:
Name:
Title:

Emerge Energy Services LP

By: Emerge Energy Services GP LLC

By:
Name:
Title: